Exhibit 99.1

 FOR IMMEDIATE RELEASE

NICOLET BANKSHARES, INC. ANNOUNCES SECOND QUARTER 2020 EARNINGS

•Net income of $13.5 million, 28% above first quarter 2020
•Net income of $24.0 million for first six months of 2020, compared to $28.8 million for first six months of 2019
•Earnings per diluted common share of $1.28 and $2.25 for the three and six months ended June 30
•Return on average assets was 1.26% and 1.23% for the three and six months ended June 30
•Exceptional secondary mortgage revenue in second quarter, spurred by strong refinance activity
•Pandemic-induced conditions of second quarter resulted in origination of $340 million of Paycheck Protection Program loans, high cash levels, continued elevated provision expense, and expenses associated with announced branch closures and safety efforts

Green Bay, Wisconsin, July 21, 2020 - Nicolet Bankshares, Inc. (NASDAQ: NCBS) (“Nicolet”) announced second quarter 2020 net income of $13.5 million and earnings per diluted common share of $1.28, compared to $10.6 million and $0.98 for first quarter 2020, and $18.5 million and $1.91 for second quarter 2019, respectively. Annualized quarterly return on average assets was 1.26%, 1.19% and 2.46%, for second quarter 2020, first quarter 2020 and second quarter 2019, respectively.

Net income for the six months ended June 30, 2020 was $24.0 million and earnings per common share was $2.25, compared to net income of $28.8 million and earnings per diluted common share of $2.97 for the first half of 2019. Annualized return on average assets was 1.23% and 1.91% for the first six months of 2020 and 2019, respectively.

Net income for second quarter 2019 included $5.4 million from two nonrecurring items, a $7.4 million after-tax gain on the partial sale of its equity interest in a data processing company, and $2.75 million ($2.0 million after-tax) in personnel expense for retirement-related compensation declared. Therefore, excluding the $5.4 million from the 2019 periods, net income would be $13.1 million and $23.4 million for the three and six months ended June 30, 2019, or a $0.4 million (3%) increase in net income between the second quarter periods and a $0.6 million (3%) increase between the six month periods.

“Our second quarter earnings were strong, led by record secondary mortgage revenues, and our balance sheet has ballooned to over $4.5 billion in assets, largely from the SBA's Paycheck Protection Program (“PPP”) loans and high cash levels,” said Bob Atwell, Chairman and CEO of Nicolet. “While long-term visibility remains foggy, necessitating caution, we feel better than we did in April about controlling what we can control. We believe even more today that our strategy of shared success for customers, employees and shareholders will be the cornerstone of our long term success as we move forward and beyond current events.”

“Amid the unusual dynamics brought on by various responses to the pandemic and recession, we executed on our core business and took care of our customers during a very unsettling yet busy period,” Atwell said.

Nicolet originated $340 million of PPP loans this quarter for nearly 2,550 business customers, which supported approximately 40,000 employees in those underlying businesses. We created a micro-grant program, providing $1.25 million of funds directly to 325 customers who otherwise qualified for a small PPP loan of less than $5,000, no strings attached, as a more cost beneficial, timely and impactful result for the customer and the bank. It represented a direct give back of 10% of the PPP fees subsequently earned. Since the pandemic started, payment modifications were made on over 900 loans totaling $447 million, most of which were commercial. For retail customers purchasing new homes or refinancing, we processed a record of nearly 1,500 mortgage loans this quarter. For two months we provided service charge waivers to small businesses and auto-qualified retail customers for our popular 3% checking product. Our financial advisors, lenders and bankers counseled countless clients through a period of dramatic volatility and uncertain futures.

“I am very proud of the teamwork exhibited by our employees to process this extraordinary loan volume, including back office and branch personnel redirected into the work flow,” said Mike Daniels, President and CEO of Nicolet National Bank. “We conducted this significant business activity, while remaining diligent on keeping customers and employees safe under less than usual conditions.”

“Focusing on safety, our early pandemic response included lobby-by-appointment-only periods at all but 11 branches that were temporarily closed. Senior management and back office departments were separated to address succession and redundancy concerns, and many employees worked remotely from home. Also, we aggressively procured masks and other protective supplies,” Daniels said. Costs associated with on-site bonuses, testing, and protective supplies totaled $0.6 million for second quarter 2020.

“During the temporary branch closure period, we helped customers find good alternatives to visiting these locations, including directing them to nearby locations, remote deposit and mobile banking. Our customers responded well to the change, which helped confirm that banking with Nicolet matters more to our customers than the physical location of the office,” said Daniels. “Therefore, we decided to permanently close seven (18%) of our 39 branches (one each in Oshkosh, Appleton, Suamico, Brussels, Kewaunee, Fish Creek, and Ellison Bay), which also reduced headcount by 56 employees (nearly 10% of our workforce).” As a result, $1.7 million of one-time costs were recorded during second quarter related to lease terminations, severance, accelerated depreciation and write-offs. Annual savings, once the underlying properties are sold, are estimated to be $3 million, primarily in personnel costs.

At the start of the pandemic, Nicolet employed approximately 600 people and at peak points had 34% working remotely, 18% paid but not working due to risk concerns or location closure, and the remainder of employees working on site. At June 30, 2020, Nicolet employed 544 people, with the decline primarily due to the branch closures and efficiencies.

“Selected branch closings are forward-looking actions that support our people-centered strategy in a rapidly automating environment,” Atwell stated. “We will continue to focus on configuring the company to serve the customer's needs and experience more efficiently and effectively. ”

Balance Sheet Review
At June 30, 2020, period end assets were $4.5 billion, an increase of $809 million (22%) over March 31. The quarter-over-quarter increase in assets was predominantly due to higher cash and cash equivalents (up $581 million to $823 million, commensurate with the increase in total deposits) and loans (up $214 million or 8% to $2.8 billion at June 30).

Total deposits of $3.5 billion at June 30, 2020, increased $514 million (17%) over March 31, a large contributor to the heavy cash position this quarter. This unusually large increase in deposits was influenced by the unique circumstances including, the government stimulus payments and pandemic stay-at-home orders, which reduced spending and increased liquidity of consumers and businesses, and by PPP loan proceeds retained on deposit by corporate borrowers. Noninterest-bearing demand deposits accounted for the largest increase since March 31 (up $296 million or 37% to $1.1 billion at June 30, primarily due to the deposited PPP loan proceeds). Transaction accounts combined (i.e. savings, money markets and interest-bearing checking) increased $192 million (13%) to $1.7 billion at June 30, and brokered deposits grew $65 million (23%) to $346 million, in part to reduce other wholesale funding, while core time deposits declined $38 million (9%) to $378 million, largely moving into transaction accounts.

Since March 31, loans increased $329 million from the carrying value of PPP loans, and declined $115 million (4%) in the remaining loan portfolio (led by commercial lines of credit which were down $111 million), as many commercial customers funded their current needs through the PPP and exercised caution in this volatile and uncertain business climate.

The PPP loans provided low 1% coupon and potentially forgivable funds to small businesses, and are fully guaranteed by the SBA warranting no credit loss provisioning. Nicolet earned on average a 3.53% fee or $12.2 million from the SBA to process and service the PPP loans. This aggregate fee was deferred and will be accreted ratably into interest income over the life of the PPP loan pool, which may accelerate if loans payoff sooner. Nicolet accreted $1.1 million into interest income for the second quarter of 2020. Using the PPP loans as collateral, Nicolet funded the PPP loans through the Federal Reserve's Paycheck Protection Program Liquidity Facility (“PPPLF”), which cost 0.35% and totaled $336 million at June 30, 2020. PPP loans funded by PPPLF are given a zero risk-weight in regulatory risk-based capital ratios and are excluded from average assets in the regulatory leverage ratio.

Total capital was $532 million at June 30, 2020, an increase of $21 million since March 31, 2020, mostly due to solid earnings and positive net fair value investment changes. The Company's share repurchase program was temporarily suspended effective March 21, 2020, in response to the uncertain future economic conditions due to the pandemic. Management intends to resume repurchases in the third quarter given current conditions, market opportunities and financial performance of the bank. At June 30, 2020, there remained $7.1 million authorized under the repurchase program, as modified, to be utilized from time-to-time to repurchase shares in the open market, through block transactions or in private transactions.

Asset Quality
“As the first quarter ended, we significantly increased the provision for loan losses to $3 million, with nearly no forward visibility in the wake of an emerging pandemic and recession,” Atwell said. “With better but still limited forward visibility and no material degradation of our current asset quality metrics, we provided an additional $3 million in the second quarter. We feel this provides appropriate consideration for the continued uncertainty about the extent and duration of current credit stress on our customers. That said, we are encouraged by the liquidity of, operating performance of and precautions taken by our borrowers to date, which may indicate that less aggressive provisioning may be warranted in the future,” commented Atwell.

Since the pandemic started, over 900 loans (88% commercial and 12% retail) were provided payment modifications on loans totaling $447 million (67% interest only and 33% full payment deferrals) generally for 90 to 120 days, consistent with guidelines of the CARES Act. As of July 9, 24% of these have returned to normal payment structures, 11% received a secondary extension to interest only for up to 90 more days (after bringing accrued interest current), and the remainder should end their initial modification periods by early September.

Nonperforming assets decreased to $13 million at June 30, to represent 0.29% of total assets compared to 0.42% at March 31. Since the prior quarter, the allowance for credit losses-loans increased to $29 million, due to the $3.0 million provision for credit losses recognized against negligible charge-offs during the quarter of $0.1 million or 0.01% of average loans, annualized. At June 30, 2020, the allowance represented 1.03% of total loans, and represented 1.17% of total loans excluding the net carrying value of PPP loans.

Income Statement Review
Net income for second quarter 2020 was $13.5 million, $2.9 million or 28% stronger than first quarter 2020, led by stellar mortgage income, partly offset by elevated expense.

While second quarter 2020 net interest income of $31.5 million was minimally different from first quarter 2020 (up $0.2 million or less than 1%), there were dramatic underlying changes, predominantly the inclusion of PPP loans and PPPLF, and significantly higher average cash balances earning significantly less given the timing of the 150bps decline in the Federal funds rate in mid-March. On a linked quarter basis, average interest earning assets increased $750 million (24%), due to growth in average loans (up $239 million net, with PPP loans up $265 million offsetting a decline in remaining loans), investments (up $36 million) and other interest earning assets which are predominantly cash (up $475 million, to represent 15% of interest-earning assets for second quarter 2020 versus 4% for first quarter 2020). Average interest bearing liabilities increased $523 million (24%) on a linked quarter basis, comprised of $264 million higher interest-bearing deposits (with brokered deposits up $185 million on average given the $200 million liquidity build executed in late March to early April at an approximately 1% net negative spread, and generally rising core deposits), $237 million of new PPPLF funding, and $21 million higher other interest-bearing liabilities. Further adding to the heavy cash position and net free funds was average noninterest-bearing demand deposits, totaling $1.0 billion for second quarter compared to $787 million in first quarter 2020, mainly due to deposited PPP loan proceeds.

The net interest margin for second quarter 2020 was 3.21%, down from 3.94% for first quarter 2020, heavily influenced by the changing balance sheet mix, especially to low-earning cash. The yield on earning assets of 3.76% declined 90bps from first quarter 2020, mostly due to the dramatic increase in cash that generally earns 10 bps since March 2020, as well as the low rate on the PPP loans. The yield on loans excluding PPP loans was 4.96%, 23bps lower than first quarter 2020 mostly attributable to the impact of the lower rate environment on variable loans partly offset by floors and the increased mix of fixed rate loans which dampened the impact of the rate decrease. The cost of funds of 0.79% declined 25bps during the same period, as both deposit and other funding costs were adjusted down in the lower rate environment, as well as the inclusion of PPPLF funds costing 35bps.

Second quarter noninterest income of $17.5 million increased $7.9 million (82%) compared to first quarter 2020, driven by strong secondary mortgage income. Net mortgage income increased $7.6 million, from higher sale gains and capitalized gains combined (up $6.2 million or 205%, commensurate with the increase in volumes sold into the secondary market, aided by the current refinance boom), and a $1.4 million favorable swing in the marks to fair value the mortgage servicing asset and mortgage derivatives combined. Other noninterest income increased $1.0 million over first quarter largely due to market recoveries since March on the value of nonqualified deferred compensation plan assets. Service charges on deposit accounts decreased $0.4 million or 34% between the sequential quarters, mainly as we waived certain fees to provide economic relief to our customers in the second quarter.

Noninterest expense of $27.8 million increased $4.0 million (17%) from first quarter 2020. Personnel increased $1.2 million largely due to nonqualified deferred compensation expense, which increased $1.2 million related to the plan asset recoveries noted above, $0.2 million higher overtime to process mortgage and PPP volume, $0.4 million of on-site bonus pay, and $0.2 million of severance costs related to the branch closures, offset by $0.8 million of reduced personnel fringes and incentive accruals between the sequential quarters. All non-personnel expenses combined increased $2.8 million from first quarter 2020, as second quarter 2020 included expense of $1.5 million related to the branch closures (mostly lease termination charges), $1.25 million for the micro-grant program, and $0.5 million to terminate the Commerce Financial Holdings, Inc. (“Commerce”) merger agreement.

Acquisitions Update
On May 18, 2020, Nicolet and Commerce announced a mutual agreement to terminate their merger agreement dated February 17, 2020. Nicolet paid Commerce $0.5 million and surrendered its $0.1 million of Commerce common stock.

Nicolet's pending acquisition of Advantage Community Bancshares, Inc. (“Advantage”) has received all necessary regulatory approvals, as well as approval from Advantage shareholders. The merger is expected to close August 21, and Advantage's four branches in Dorchester, Edgar, Mosinee and Wausau will open as Nicolet branches on August 24. Due to the small size of the transaction, terms of the all-cash deal were not disclosed. At June 30, 2020, Advantage had total assets of $160 million, loans of $89 million, deposits of $135 million, and equity of $21 million.

About Nicolet Bankshares, Inc.
Nicolet Bankshares, Inc. is the bank holding company of Nicolet National Bank, a growing, full-service, community bank providing services ranging from commercial and consumer banking to wealth management and retirement plan services. Founded in Green Bay in 2000, Nicolet National Bank operates branches in Northeast and Central Wisconsin and the upper peninsula of Michigan. More information can be found at www.nicoletbank.com.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which Congress passed in an effort to encourage companies to provide information about their anticipated future financial performance. This act protects a company from unwarranted litigation if actual results are different from management expectations. This report reflects the current views and estimates of future economic circumstances, industry conditions, company performance, and financial results of the management of Nicolet. These forward-looking statements are subject to a number of factors and uncertainties which could cause Nicolet’s actual results and experience to differ from the anticipated results and expectations expressed in such forward-looking statements, and such differences may be material. Forward-looking statements speak only as of the date they are made and Nicolet does not assume any duty to update forward-looking statements. There are a number of factors that could cause our actual results to differ materially from those projected in such forward-looking statements.

In addition to factors previously disclosed in Nicolet’s reports filed with the SEC and those identified elsewhere in this news release, these forward-looking statements include, but are not limited to, statements about (i) Nicolet’s expected COVID-19 pandemic response and how its operations and financial condition may change as a result of the COVID-19 pandemic; (ii) the expected impact on the broader economy with regard to the effects of the COVID-19 pandemic and the government’s response to the COVID-19 pandemic; and (iii) Nicolet’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. Other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects” or words of similar meaning generally are intended to identify forward-looking statements. These statements are based upon the current beliefs and expectations of Nicolet’s management and are inherently subject to significant business, economic and competitive risks and uncertainties, many of which are beyond their control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ from those indicated or implied in the forward-looking statements and such differences may be material.

The COVID-19 pandemic is adversely affecting us, our customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions or turbulence in domestic financial markets could adversely affect Nicolet’s revenues and the values of its assets and liabilities, lead to a tightening of credit, and increase stock price volatility. In addition, the COVID-19 pandemic may result in changes to statutes, regulations, or regulatory policies or practices resulting from could affect Nicolet in substantial and unpredictable ways.

Nicolet Bankshares, Inc.
Consolidated Financial Summary (Unaudited)
	At or for the Three Months Ended					At or for the Six Months Ended
(In thousands, except per share data)	06/30/2020	03/31/2020	12/31/2019	09/30/2019	06/30/2019	6/30/2020	6/30/2019
Results of operations:
Interest income	$36,892	$37,003	$36,192	$34,667	$34,570	$73,895	$67,729
Interest expense	5,395	5,740	5,723	5,477	5,626	11,135	11,310
Net interest income	31,497	31,263	30,469	29,190	28,944	62,760	56,419
Provision for credit losses	3,000	3,000	300	400	300	6,000	500
Net interest income after provision for credit losses	28,497	28,263	30,169	28,790	28,644	56,760	55,919
Noninterest income	17,471	9,585	13,309	12,312	18,560	27,056	27,746
Noninterest expense	27,813	23,854	25,426	22,887	25,727	51,667	48,486
Income before income tax expense	18,155	13,994	18,052	18,215	21,477	32,149	35,179
Income tax expense	4,576	3,321	5,670	4,603	2,833	7,897	6,185
Net income	13,579	10,673	12,382	13,612	18,644	24,252	28,994
Net income attributable to noncontrolling interest	101	118	87	82	95	219	178
Net income attributable to Nicolet Bankshares, Inc.	$13,478	$10,555	$12,295	$13,530	$18,549	$24,033	$28,816
Earnings per common share:
Basic	$1.29	$1.00	$1.22	$1.45	$1.98	$2.30	$3.06
Diluted	$1.28	$0.98	$1.18	$1.40	$1.91	$2.25	$2.97
Common Shares:
Basic weighted average	10,417	10,516	10,061	9,347	9,374	10,467	9,418
Diluted weighted average	10,520	10,801	10,452	9,697	9,692	10,659	9,711
Outstanding	10,424	10,408	10,588	9,363	9,327	10,424	9,327
Noninterest Income:
Trust services fee income	$1,510	$1,579	$1,596	$1,594	$1,569	$3,089	$3,037
Brokerage fee income	2,269	2,322	2,190	2,113	2,002	4,591	3,812
Mortgage income, net	9,963	2,327	4,916	3,700	2,059	12,290	3,262
Service charges on deposit accounts	813	1,225	1,237	1,223	1,194	2,038	2,364
Card interchange income	1,637	1,562	1,683	1,735	1,660	3,199	3,080
BOLI income	540	703	535	495	880	1,243	1,339
Other noninterest income	1,487	521	1,285	1,166	1,624	2,008	3,108
Noninterest income without net gains	18,219	10,239	13,442	12,026	10,988	28,458	20,002
Asset gains (losses), net	(748)	(654)	(133)	286	7,572	(1,402)	7,744
Total noninterest income	$17,471	$9,585	$13,309	$12,312	$18,560	$27,056	$27,746
Noninterest Expense:
Personnel expense	$14,482	$13,323	$13,628	$12,914	$15,358	$27,805	$27,895
Occupancy, equipment and office	4,361	4,204	3,827	3,454	3,757	8,565	7,507
Business development and marketing	2,514	1,359	1,397	1,428	1,579	3,873	2,860
Data processing	2,399	2,563	2,730	2,515	2,350	4,962	4,705
Intangibles amortization	880	993	936	914	969	1,873	2,022
Other noninterest expense	3,177	1,412	2,908	1,662	1,714	4,589	3,497
Total noninterest expense	$27,813	$23,854	$25,426	$22,887	$25,727	$51,667	$48,486
Period-End Balances:
Loans	$2,821,501	$2,607,424	$2,573,751	$2,242,931	$2,203,273	$2,821,501	$2,203,273
Allowance for credit losses - loans	29,130	26,202	13,972	13,620	13,571	29,130	13,571
Securities available for sale, at fair value	510,809	511,860	449,302	419,300	403,989	510,809	403,989
Goodwill and other intangibles, net	164,094	164,974	165,967	121,371	122,285	164,094	122,285
Total assets	4,541,228	3,732,554	3,577,260	3,105,671	3,054,813	4,541,228	3,054,813
Deposits	3,537,805	3,023,466	2,954,453	2,584,447	2,536,639	3,537,805	2,536,639
Stockholders’ equity	532,033	510,971	516,262	428,014	411,415	532,033	411,415
Book value per common share	51.04	49.09	48.76	45.71	44.11	51.04	44.11
Tangible book value per common share (1)	35.30	33.24	33.08	32.75	31.00	35.30	31.00

Nicolet Bankshares, Inc.
Consolidated Financial Summary (Unaudited) - Continued
	At or for the Three Months Ended					At or for the Six Months Ended
(In thousands, except per share data)	06/30/2020	3/31/2020	12/31/2019	9/30/2019	6/30/2019	6/30/2020	6/30/2019
Average Balances:
Loans	$2,823,866	$2,584,584	$2,438,908	$2,218,307	$2,189,070	$2,704,225	$2,184,272
Investment securities	489,597	453,820	424,981	399,090	402,934	471,708	406,239
Interest-earning assets	3,917,499	3,167,505	2,974,974	2,763,997	2,702,357	3,542,502	2,718,557
Total assets	4,310,088	3,555,144	3,339,283	3,094,546	3,022,383	3,932,616	3,034,658
Deposits	3,403,188	2,920,071	2,756,295	2,563,821	2,514,226	3,161,630	2,535,459
Interest-bearing liabilities	2,741,199	2,218,592	2,023,448	1,895,754	1,892,775	2,479,896	1,919,345
Goodwill and other intangibles, net	164,564	165,532	147,636	121,895	122,841	165,048	123,363
Stockholders’ equity	520,177	513,558	478,645	420,864	404,345	516,867	397,723
Selected Financial Ratios: (2)
Return on average assets	1.26%	1.19%	1.46%	1.73%	2.46%	1.23%	1.91%
Return on average common equity	10.42	8.27	10.19	12.75	18.40	9.35	14.61
Return on average tangible common equity (1)	15.24	12.20	14.74	17.95	26.43	13.74	21.18
Average equity to average assets	12.07	14.45	14.33	13.60	13.38	13.14	13.11
Stockholders’ equity to assets	11.72	13.69	14.43	13.78	13.47	11.72	13.47
Tangible common equity to tangible assets (1)	8.41	9.70	10.27	10.28	9.86	8.41	9.86
Net interest margin	3.21	3.94	4.06	4.19	4.28	3.53	4.16
Efficiency ratio	55.69	57.16	57.57	55.19	64.01	56.36	63.00
Effective tax rate	25.21	23.73	31.41	25.27	13.19	24.56	17.58
Selected Asset Quality Information:
Nonaccrual loans	$11,998	$14,769	14,122	$9,238	$7,650	$11,998	$7,650
Other real estate owned	1,000	1,000	1,000	1,325	300	1,000	300
Nonperforming assets	$12,998	$15,769	$15,122	$10,563	$7,950	$12,998	$7,950
Net loan charge-offs (recoveries)	$71	$55	$(52)	$351	$99	$126	$82
Allowance for credit losses-loans to loans	1.03%	1.00%	0.54%	0.61%	0.62%	1.03%	0.62%
Net loan charge-offs to average loans (2)	0.01	0.01	(0.01)	0.06	0.02	0.01	0.01
Nonperforming loans to total loans	0.43	0.57	0.55	0.41	0.35	0.43	0.35
Nonperforming assets to total assets	0.29	0.42	0.42	0.34	0.26	0.29	0.26
Selected Other Information:
Interest income resolved PCI loans (rounded)	N/A	N/A	$1,400	$1,800	$1,300	N/A	$1,500
Tax-equivalent adjustment net interest income	$229	$231	$257	$251	$263	$460	$535
Tax benefit on stock-based compensation	$(24)	$(323)	$(1,275)	$(128)	$(739)	$(347)	$(883)
Common stock repurchased (dollars) (3)	$0	$13,903	$3,383	$576	$9,142	$13,903	$14,742
Common stock repurchased (full shares) (3)	0	206,833	47,728	9,300	151,098	206,833	253,753
1The ratios of tangible book value per common share, return on average tangible common equity, and tangible common equity to tangible assets exclude goodwill and other intangibles, net. These financial ratios have been included as they are considered to be critical metrics with which to analyze and evaluate financial condition and capital strength.
2Income statement-related ratios for partial-year periods are annualized.
3Reflects common stock repurchased under board of director authorizations for the common stock repurchase program.

Nicolet Bankshares, Inc.
Net Interest Income and Net Interest Margin Analysis (Unaudited)

	At or for the Three Months Ended
	June 30, 2020			March 31, 2020			June 30, 2019
	Average		Average	Average		Average	Average		Average
(In thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS
PPP loans	$264,705	$1,786	2.67%	$—	$—	—%	$—	$—	—%
Total loans ex PPP	2,559,161	32,008	4.96%	2,584,584	33,808	5.19%	2,189,070	31,257	5.66%
Total loans (1) (2)	2,823,866	33,794	4.74%	2,584,584	33,808	5.19%	2,189,070	31,257	5.66%
Investment securities (2)	489,597	2,752	2.25%	453,820	2,764	2.44%	402,934	2,778	2.76%
Other interest-earning assets	604,036	575	0.38%	129,101	662	2.04%	110,353	798	2.87%
Total interest-earning assets	3,917,499	37,121	3.76%	3,167,505	37,234	4.66%	2,702,357	34,833	5.11%
Other assets, net	392,589			387,639			320,026
Total assets	$4,310,088			$3,555,144			$3,022,383
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing core deposits	$2,054,574	$3,170	0.62%	$1,975,145	$4,182	0.85%	$1,755,258	$4,696	1.07%
Brokered deposits	342,776	1,285	1.51%	158,068	775	1.97%	60,115	34	0.23%
Total interest-bearing deposits	2,397,350	4,455	0.75%	2,133,213	4,957	0.93%	1,815,373	4,730	1.05%
PPPLF	237,153	210	0.35%	—	—	0.00%	—	—	0.00%
Other interest-bearing liabilities	106,696	730	2.71%	85,379	783	3.64%	77,402	896	4.59%
Total interest-bearing liabilities	2,741,199	5,395	0.79%	2,218,592	5,740	1.04%	1,892,775	5,626	1.19%
Noninterest-bearing demand deposits	1,005,838			786,858			698,853
Other liabilities	42,874			36,136			26,410
Stockholders' equity	520,177			513,558			404,345
Total liabilities and stockholders' equity	$4,310,088			$3,555,144			$3,022,383
Net interest income and rate spread		$31,726	2.97%		$31,494	3.62%		$29,207	3.92%
Net interest margin			3.21%			3.94%			4.28%

	At or for the Six Months Ended
	June 30, 2020			June 30, 2019
	Average		Average	Average		Average
(In thousands)	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS
PPP loans	$132,353	$1,786	2.67%	$—	$—	—%
Total loans ex PPP	2,571,872	65,816	5.07%	2,184,272	61,270	5.59%
Total loans (1) (2)	2,704,225	67,602	4.95%	2,184,272	61,270	5.59%
Investment securities (2)	471,708	5,516	2.34%	406,239	5,187	2.55%
Other interest-earning assets	366,569	1,237	0.67%	128,046	1,807	2.81%
Total interest-earning assets	3,542,502	74,355	4.16%	2,718,557	68,264	5.00%
Other assets, net	390,114			316,101
Total assets	$3,932,616			$3,034,658
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing core deposits	$2,014,860	$7,353	0.73%	$1,772,343	$9,346	1.06%
Brokered deposits	250,422	2,059	1.65%	69,634	161	0.47%
Total interest-bearing deposits	2,265,282	9,412	0.84%	1,841,977	9,507	1.04%
PPPLF	118,576	210	0.35%	—	—	—%
Other interest-bearing liabilities	96,038	1,513	3.12%	77,368	1,803	4.64%
Total interest-bearing liabilities	2,479,896	11,135	0.90%	1,919,345	11,310	1.19%
Noninterest-bearing demand deposits	896,348			693,482
Other liabilities	39,505			24,108
Stockholders' equity	516,867			397,723
Total liabilities and stockholders' equity	$3,932,616			$3,034,658
Net interest income and rate spread		$63,220	3.26%		$56,954	3.81%
Net interest margin			3.53%			4.16%
(1) Nonaccrual loans and loans held for sale are included in the daily average loan balances outstanding.
(2) The yield on tax-exempt loans and tax-exempt investment securities is computed on a tax-equivalent basis using a federal tax rate of 21%, and adjusted for the disallowance of interest expense.